Exhibit 99

VF Reports 2015 Third Quarter Results

  Third quarter revenue up 3 percent (up 8 percent currency neutral)
  Outdoor & Action Sports revenue up 5 percent (up 13 percent currency neutral)
  International revenue down 5 percent (up 9 percent currency neutral)
  Direct-to-consumer revenue up 3 percent (up 8 percent currency neutral)
  Earnings per share down 1 percent (up 14 percent currency neutral)
  Quarterly dividend increased by 16 percent to $0.37 per share

GREENSBORO, N.C.--(BUSINESS WIRE)--October 23, 2015--VF Corporation (NYSE:VFC) today reported financial results for its third quarter ended Oct. 3, 2015. All per share amounts are presented on a diluted basis. This release refers to amounts as “reported” and “currency neutral” (a non-GAAP financial measure), terms that are described below under the “Currency Neutral – Excluding the Impact of Foreign Currency” paragraph. Unless otherwise noted, currency neutral and reported amounts are the same.

“On a currency neutral basis, our year-to-date revenue is up 9 percent and our earnings per share are up 15 percent – a performance that affirms our ability to leverage our diverse, competitive assets to fuel consistent, long-term growth,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “Today’s results speak to the power of VF’s brands and platforms to perform well in what is proving to be a mixed retail environment. We delivered excellent operating results by staying focused on what we do best – bringing relevant, innovative product to the marketplace, amplifying our relationships with consumers and driving operational excellence into every area of our business.”

Third Quarter 2015 Highlights

  Revenue increased 8 percent on a currency neutral basis driven by double-digit growth in our Outdoor & Action Sports coalition and strength in our Jeanswear coalition, and our international and direct-to-consumer businesses. On a reported basis, revenue increased 3 percent over the 2014 quarter.
  Gross margin was 48.9 percent on a currency neutral basis, representing a 60 basis point improvement over the same period last year. Reported gross margin was down 40 basis points to 47.9 percent as benefits from more favorable product costs and continued mix shift to higher margin businesses were offset by foreign currency headwinds in the quarter – especially movements in the euro, Chinese renminbi, British pound sterling, Canadian dollar and Mexican peso.
  Currency neutral operating income was up 14 percent (up 2 percent reported to $643 million) compared with the same period in 2014. Currency neutral operating margin was 19.0 percent, a 100 basis point improvement over the same period last year. Reported operating margin declined 20 basis points to 17.8 percent due to the negative impact from changes in foreign currency.
  Earnings per share rose 14 percent on a currency neutral basis compared with last year’s same period. On a reported basis, earnings per share were down 1 percent to $1.07.
  Inventories were up 12 percent compared to the 2014 quarter reflecting order book timing. This increase was in line with expectations.

Coalition Review

Third quarter revenue for the Outdoor & Action Sports coalition was up 13 percent on a currency neutral basis (up 5 percent reported to $2.3 billion) driven by similar growth rates in both its wholesale and direct-to-consumer businesses.

Third quarter currency neutral revenue for The North Face® brand rose 11 percent (up 6 percent reported), driven by balanced growth in its wholesale and direct-to-consumer businesses. By region, The North Face® brand’s revenue was up at a low double-digit percentage rate in the Americas, up at a low single-digit rate (down low-double reported) in Europe and up at a high-teen percentage rate (up mid-teen reported) in the Asia-Pacific region. For the full year, the company’s expectation for low double-digit currency neutral revenue growth for The North Face® brand remains unchanged.

Currency neutral revenue for the Vans® brand in the third quarter was up 10 percent (up 2 percent reported) including a high-teen percentage rate increase (up low-teen reported) in direct-to-consumer sales and mid single-digit growth (down mid-single reported) in wholesale sales. Revenue in the Americas region was up at a low double-digit percentage rate (up high-single reported), up at a high-teen rate in the Asia-Pacific region (up low-teen reported), and up at a mid single-digit percentage rate (down low-teen reported) in Europe. In 2015, the company continues to expect a mid-teen currency neutral percentage rate increase in revenue for the Vans® brand.

Third quarter revenue for the Timberland® brand was up 21 percent on a currency neutral basis (up 11 percent reported) including more than 25 percent growth (up mid-teen reported) in its wholesale business and a low single-digit increase (down mid-single reported) in direct-to-consumer sales. In the Americas region, revenue was up more than 40 percent due to a combination of strong performance and lower third quarter revenue in 2014 due to phasing of orders. This growth should normalize to a full-year high-teen percentage rate increase, placing the Timberland® brand’s Americas business in line with expectations. In Europe, revenue was up at a high single-digit percentage rate (down high-single reported) and in the Asia-Pacific region, revenue in the third quarter was up at a low single-digit percentage rate (down low-single reported). There is no change in the company’s expectation that Timberland® brand global revenue will increase at a low-teen percentage rate on a currency neutral basis in 2015.

Third quarter operating income for Outdoor & Action Sports was up 3 percent to $488 million (as reported) and operating margin declined 60 basis points to 21.2 percent (as reported), due to the continued strengthening of the U.S. dollar against most foreign currencies. Excluding the negative impact of foreign currency, operating income was up 16 percent in the quarter.

Jeanswear’s third quarter currency neutral revenue was up 4 percent (flat reported, at $748 million). Revenue for the Americas region improved at a mid single-digit percentage rate (up low-single reported). In Europe, revenue increased at a mid single-digit percentage rate (down mid-teen reported) and in the Asia-Pacific region, revenue increased at a high single-digit percentage rate (up low-single reported).

Currency neutral revenue for the Wrangler® brand in the third quarter was up 3 percent (down 1 percent reported) driven by strength in the Americas region, which realized a low single-digit increase. Revenue in Europe was up at a low single-digit percentage rate (down mid-teen reported) and down at a mid single-digit percentage rate (down low-double reported) in the Asia-Pacific region.

Global revenue, on a currency neutral basis, for the Lee® brand in the third quarter was up 8 percent (up 2 percent reported) including a high single-digit percentage rate increase (up mid-single reported) in the Americas region and a high single-digit increase (down low-double reported) in Europe. Revenue in the Asia-Pacific region was up at a high single-digit percentage rate (up mid-single reported).

Operating income for Jeanswear in the third quarter was up 1 percent to $159 million (as reported) and operating margin increased 30 basis points to 21.2 percent (as reported). Excluding the negative impact of foreign currency, operating income was up 8 percent in the quarter.

Imagewear’s currency neutral revenue was up 1 percent (flat reported, at $292 million) in the third quarter, driven by 10 percent growth (up high-single reported) in the Licensed Sports Group business offset by a high single-digit percentage rate decline in the workwear business due primarily to slower oil exploration. Third quarter operating income for Imagewear was down 2 percent to $42 million (as reported), with a 30 basis point decrease in operating margin to 14.3 percent (as reported).

Third quarter Sportswear coalition revenue was down 1 percent to $162 million based on a low single-digit percentage decline in Nautica® brand revenue compared with the same period last year. In the third quarter, operating income was flat at $23 million while operating margin improved 20 basis points to 14.3 percent (as reported).

Contemporary Brands’ third quarter currency neutral revenue for the coalition was down 13 percent (down 16 percent reported to $83 million).

International Review

In its largest quarter of the year, currency neutral international revenue was up 9 percent (down 5 percent reported). Revenue in Europe was up 5 percent (down 11 percent reported) and up 12 percent (up 7 percent reported) in the Asia-Pacific region, driven by strength in China. Revenue in the Americas (non-U.S.) region was up 19 percent (up 1 percent reported). On a reported basis, the international business was 38 percent of total VF third quarter revenue compared with 41 percent in the same period of 2014.

Direct-to-Consumer Review

Direct-to-consumer revenue, on a currency neutral basis, grew 8 percent (up 3 percent reported) in the third quarter. Sixty stores were opened during the third quarter bringing the total number of VF-owned retail stores around the world to 1,480. On a reported basis, direct-to-consumer revenue was 22 percent of total revenue in the third quarter, the same percentage as last year’s third quarter.

2015 Outlook

“2015 is on track to be another solid year for VF, driven by strong performances in our Outdoor & Action Sports and Jeanswear brands and our International and Direct-to-Consumer platforms,” Wiseman continued. “And while we see some softness in certain areas of our business and have elected to true up our full year outlook, our fundamentals remain solid and we have great confidence in our ability to provide sustainable, long-term returns for our shareholders.”

Key points related to VF’s full year 2015 outlook include:

  Revenue, on a currency neutral basis, is expected to be up 7.5 percent (up about 3 percent reported). By coalition and business:
  Outdoor & Action Sports: no change to expectation of a low double-digit currency neutral percentage rate increase in revenues (up mid-single reported).
  Jeanswear: no change to expectation of a mid single-digit currency neutral percentage rate increase in revenues (up low-single reported).
  Imagewear: due to weakness in the workwear business which has been impacted by slower oil exploration, full year revenue is now expected to be flat compared with the previous outlook of a mid single-digit percentage rate increase.
  Sportswear: revenue is expected to be up at a low single-digit rate for the full year, compared with the previous outlook of a mid single-digit percentage rate increase, due to ongoing softness in the direct-to-consumer business.
  Contemporary Brands: due to weakness in both wholesale and direct-to-consumer channels, full year revenue is now expected to be down at a high single-digit currency neutral percentage rate (down low-double reported) compared with the previous expectation of a mid single-digit currency neutral rate decline (down high-single reported).
  Direct-to-Consumer: revenue is now expected to increase at a low double-digit percentage rate (up high-single reported) versus the previous expectation of a mid-teen currency neutral rate increase (up low-double reported).
  There is no change to the company’s expectation that currency neutral gross margin should improve by 70 basis points to reach about 49.5 percent for the full year. Based on expected changes in foreign currency for the balance of the year, reported gross margin is now expected to be flat with 2014.
  There is no change to the expectation that currency neutral earnings per share will increase by 15 percent compared to an adjusted EPS of $3.08 in 2014. Due to approximately $0.04 per share of greater than expected negative changes in foreign currency during the third quarter, reported earnings for the full year are now anticipated to increase by approximately 3 percent to $3.18 compared to an adjusted EPS of $3.08 in 2014. As a reminder, 2014 adjusted earnings per share excluded the negative impact of a $0.70 noncash impairment charge recorded in the fourth quarter of 2014 to reduce the carrying value of the goodwill and intangible assets related to the 7 For All Mankind®, Ella Moss® and Splendid® brands. On a reported basis, 2014 earnings per share was $2.38.

Dividend Declared

On Oct. 20, 2015, reflecting their confidence in VF’s future, the Board of Directors declared a quarterly dividend of $0.37 per share, reflecting a 16 percent increase over the previous quarter’s dividend. This represents the company’s 43rd consecutive year in which the annual dividend has increased. This dividend will be payable on Dec. 18, 2015 to shareholders of record at the close of business on Dec. 8, 2015.

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “currency neutral” amounts for the third quarter and first nine months of 2015 and full-year outlook. Currency neutral amounts exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. This release also refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. Reconciliations of GAAP measures to currency neutral amounts for the third quarter and first nine months of 2015 are presented in the attached supplemental financial information, which identify and quantify all excluded items.

Webcast Information

VF will hold its 2015 third quarter conference call and webcast today at approximately 8:30 a.m. Eastern Time. Interested parties should call (888) 208-1386 (U.S.) or (913) 312-0940 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available through Oct. 30, 2015 at the same location or via telephone at 877-870-5176 (access code: 984432).

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of 30 powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

Forward-Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF and its customers’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; changes in tax liabilities; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended September		%	Nine Months Ended September		%
	2015	2014	Change	2015	2014	Change

Net sales	$3,583,027	$3,486,998	3%	$8,870,518	$8,610,521	3%
Royalty income	29,793	33,449	(11%)	93,463	92,780	1%

Total revenues	3,612,820	3,520,447	3%	8,963,981	8,703,301	3%

Costs and operating expenses
Cost of goods sold	1,883,610	1,818,655	4%	4,630,503	4,464,565	4%
Selling, general and administrative expenses	1,086,282	1,068,710	2%	3,069,688	2,982,656	3%
	2,969,892	2,887,365	3%	7,700,191	7,447,221	3%

Operating income	642,928	633,082	2%	1,263,790	1,256,080	1%

Interest, net	(20,818)	(20,703)	(1%)	(61,697)	(59,828)	(3%)
Other income (expense), net	(1,280)	(1,609)	20%	218	(4,209)	105%

Income before income taxes	620,830	610,770	2%	1,202,311	1,192,043	1%

Income taxes	160,966	140,241	15%	282,927	266,639	6%

Net income	$459,864	$470,529	(2%)	$919,384	$925,404	(1%)

Earnings per common share
Basic	$1.08	$1.09	(1%)	$2.16	$2.14	1%
Diluted	$1.07	$1.08	(1%)	$2.13	$2.10	1%

Weighted average shares outstanding
Basic	425,208	430,638		425,273	432,956
Diluted	431,460	437,587		432,091	440,328

Cash dividends per common share	$0.3200	$0.2625	22%	$0.9600	$0.7875	22%

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended September 2015, December 2014 and September 2014 relate to the 13-week and 39-week fiscal periods ended October 3, 2015, the 53-week fiscal period ended January 3, 2015 and the 13-week and 39-week fiscal periods ended September 27, 2014, respectively.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	September	December	September
	2015	2014	2014

ASSETS
Current assets
Cash and equivalents	$566,599	$971,895	$496,500
Accounts receivable, net	1,870,530	1,276,224	1,764,636
Inventories	2,038,126	1,482,804	1,822,162
Other current assets	460,562	454,931	440,915
Total current assets	4,935,817	4,185,854	4,524,213

Property, plant and equipment	981,558	942,181	940,193
Intangible assets	2,309,481	2,433,552	2,785,651
Goodwill	1,800,008	1,824,956	1,989,871
Other assets	625,058	593,597	575,948
Total assets	$10,651,922	$9,980,140	$10,815,876

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$1,285,388	$21,822	$654,839
Current portion of long-term debt	13,197	3,975	4,374
Accounts payable	580,368	690,842	674,950
Accrued liabilities	904,667	903,602	932,315
Total current liabilities	2,783,620	1,620,241	2,266,478

Long-term debt	1,411,446	1,423,581	1,424,311
Other liabilities	1,095,659	1,305,436	1,262,727

Stockholders' equity	5,361,197	5,630,882	5,862,360
Total liabilities and stockholders' equity	$10,651,922	$9,980,140	$10,815,876

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Nine Months Ended September
	2015	2014

Operating activities
Net income	$919,384	$925,404
Depreciation and amortization	198,304	200,519
Other noncash adjustments to net income	(138,723)	198,667
Changes in operating assets and liabilities	(1,309,926)	(957,744)
Cash (used) provided by operating activities	(330,961)	366,846

Investing activities
Capital expenditures	(187,281)	(171,606)
Software purchases	(53,053)	(66,815)
Other, net	3,150	(16,612)
Cash used by investing activities	(237,184)	(255,033)

Financing activities
Net increase in short-term borrowings	1,268,146	637,786
Payments on long-term debt	(3,163)	(3,549)
Payments of debt issuance costs	(1,475)	-
Purchases of treasury stock	(731,936)	(727,536)
Cash dividends paid	(407,684)	(340,690)
Net impact of stock issuance	73,918	57,219
Cash provided (used) by financing activities	197,806	(376,770)

Effect of foreign currency rate changes on cash and equivalents	(34,957)	(14,946)

Net change in cash and equivalents	(405,296)	(279,903)

Cash and equivalents - beginning of year	971,895	776,403

Cash and equivalents - end of period	$566,599	$496,500

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

				% Change				% Change
	Three Months Ended September		%	Currency	Nine Months Ended September		%	Currency
	2015	2014	Change	Neutral**	2015	2014	Change	Neutral**

Coalition revenues
Outdoor & Action Sports	$2,296,551	$2,180,879	5%	13%	$5,299,784	$5,034,670	5%	13%
Jeanswear	747,869	750,446	0%	4%	2,055,725	2,046,614	0%	5%
Imagewear	291,540	292,531	0%	1%	823,224	805,733	2%	3%
Sportswear	161,697	163,442	(1%)	(1%)	439,545	435,049	1%	1%
Contemporary Brands	83,194	99,382	(16%)	(13%)	257,605	293,737	(12%)	(9%)
Other	31,969	33,767	(5%)	(5%)	88,098	87,498	1%	1%

Total coalition revenues	$3,612,820	$3,520,447	3%	8%	$8,963,981	$8,703,301	3%	9%

Coalition profit
Outdoor & Action Sports	$487,929	$475,444	3%	16%	$883,674	$880,618	0%	14%
Jeanswear	158,603	156,998	1%	8%	395,103	386,401	2%	7%
Imagewear	41,830	42,855	(2%)	2%	118,627	115,944	2%	6%
Sportswear	23,194	22,979	1%	1%	50,468	45,801	10%	10%
Contemporary Brands	585	4,869	(88%)	(71%)	5,265	21,611	(76%)	(68%)
Other	354	1,193	*	*	15,478	(1,997)	*	*

Total coalition profit	712,495	704,338	1%	12%	1,468,615	1,448,378	1%	11%

Corporate and other expenses	(70,847)	(72,865)	3%	4%	(204,607)	(196,507)	(4%)	(4%)
Interest, net	(20,818)	(20,703)	(1%)	(1%)	(61,697)	(59,828)	(3%)	(3%)

Income before income taxes	$620,830	$610,770	2%	15%	$1,202,311	$1,192,043	1%	13%

* Calculation not meaningful
** Refer to currency neutral definition on following page

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Three Months Ended September 2015

	As Reported	Adjust for Foreign
	Under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$2,296,551	$160,762	$2,457,313
Jeanswear	747,869	34,128	781,997
Imagewear	291,540	3,017	294,557
Sportswear	161,697	-	161,697
Contemporary Brands	83,194	3,074	86,268
Other	31,969	-	31,969

Total coalition revenues	$3,612,820	$200,981	$3,813,801

Coalition profit
Outdoor & Action Sports	$487,929	$65,882	$553,811
Jeanswear	158,603	11,049	169,652
Imagewear	41,830	1,682	43,512
Sportswear	23,194	-	23,194
Contemporary Brands	585	834	1,419
Other	354	-	354

Total coalition profit	712,495	79,447	791,942

Corporate and other expenses	(70,847)	924	(69,923)
Interest, net	(20,818)	-	(20,818)

Income before income taxes	$620,830	$80,371	$701,201

Diluted earnings per share growth	(1%)	15%	14%

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Nine Months Ended September 2015

	As Reported	Adjust for Foreign
	Under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$5,299,784	$382,614	$5,682,398
Jeanswear	2,055,725	87,108	2,142,833
Imagewear	823,224	7,000	830,224
Sportswear	439,545	-	439,545
Contemporary Brands	257,605	11,044	268,649
Other	88,098	-	88,098

Total coalition revenues	$8,963,981	$487,766	$9,451,747

Coalition profit
Outdoor & Action Sports	$883,674	$119,177	$1,002,851
Jeanswear	395,103	18,195	413,298
Imagewear	118,627	3,998	122,625
Sportswear	50,468	-	50,468
Contemporary Brands	5,265	1,688	6,953
Other	15,478	-	15,478

Total coalition profit	1,468,615	143,058	1,611,673

Corporate and other expenses	(204,607)	904	(203,703)
Interest, net	(61,697)	-	(61,697)

Income before income taxes	$1,202,311	$143,962	$1,346,273
Diluted earnings per share growth	1%	14%	15%

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Corporation Contacts:
Lance Allega
Vice President, Investor Relations
336-424-6082
or
Craig Hodges
Director, Corporate Communications
336-424-5636